SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 13, 2005

(Date of Report)

(Date of Earliest Event Reported)

WATCHGUARD TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26819	91-1712427
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

505 Fifth Avenue South, Suite 500, Seattle, WA 98104

(Address of Principal Executive Offices, including Zip Code)

(206) 521-8340

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01 Entry Into A Material Definitive Agreement

Option Exchange

On April 13, 2005, the Board of Directors of WatchGuard Technologies, Inc. (the “Company”) approved an exchange of outstanding stock options (the “Exchange Offer”), pursuant to the terms of an Offer to Exchange Eligible Outstanding Stock Options dated April 19, 2005 (the “Offering Memorandum”), whereby holders of Eligible Options (as defined in the Offering Memorandum) will have a one-time opportunity to exchange stock options that have an exercise price equal to, or greater than, $6 per share, for a lesser number of replacement options having an exercise price equal to the fair market value of the Company’s Common Stock on the grant date of the replacement options. This lesser number of options is calculated based on an exchange ratio, which is 90% for options with an exercise price between $6.00 and $8.00 per share, 75% for options with an exercise price between $8.01 and $10.00 per share and 33.3% for options with an exercise price of $10.01 or more per share. As of April 18, 2005, the Company had outstanding options to purchase 6,045,175 shares of its capital stock, and if all eligible option holders tender their shares, following the Exchange Offer this number will be reduced by approximately 1,000,000 shares. To the extent the number of shares subject to options exchanged exceeds the number of shares the Company reserves for issuance upon the exercise of replacement options, those additional shares will not be returned to the Company’s option pools. In addition, if the Exchange Offer is consummated, the Company has agreed to reduce the option reserve under its option plans by approximately 4.4 million shares, which decreases the total available option reserve to approximately 4.1 million shares, assuming the Exchange Offer is consummated on the date hereof. A press release related to the Exchange Offer is attached as Exhibit 99.1 hereto and is incorporated by reference into this current report.

Change of Control Agreements

On April 13, 2005, the Board of Directors approved a change of control program for the Company’s Chief Executive Officer, Chief Financial Officer and other members of the Company’s executive team, and authorized the Company to enter into change of control agreements with the Company’s Chief Executive Officer, Edward J. Borey, the Company’s Senior VP, Worldwide Sales, Dale Bastian and other members of the Company’s executive team. With respect to the Company’s Named Executive Officers, such agreements between the Company and Mr. Borey and Dale Bastian provide for the following payments upon termination within 18 months following a change of control of the Company:

Name	Base Salary and Bonus	Equity Vesting
Edward J. Borey Chairman, President and Chief Executive Officer	200% of annual base salary 100% of annual bonus	100%

Dale Bastian Senior VP, Worldwide Sales	100% of annual base salary None of annual bonus	No additional acceleration provided by change of control agreement

At such time as the Company appoints a permanent Chief Financial Officer, the Company expects to enter into a change of control agreement that will deviate from the form for other executive officers in that it will provide for a constructive termination provision similar to that provided to the Chief Executive Officer. A copy of the change of control agreement between the Company and Mr. Borey and the form of change of control agreement between the Company and other members of the Company’s executive team (excluding the Chief Executive Officer and the Chief Financial Officer) are attached as Exhibits 10.1 and 10.2 hereto and are incorporated by reference into this current report.

Board Compensation

On April 13, 2005, the Board of Directors approved a change in non-employee director compensation that increased the annual retainer applicable to all non-employee members, institutes annual retainers for committee memberships and chairs and eliminates per-meeting fees as follows:

Position	Compensation
Non-Employee Director Annual Retainer	$35,000 cash payment, options to purchase 10,000 shares[1], and grant of 2,500[2] shares of restricted stock

Chairman of Audit Committee Annual Retainer	$10,000

Other Audit Committee Member Annual Retainer	$5,000

Chairman of Compensation Committee Annual Retainer	$5000

Other Compensation Committee Member Annual Retainer	$3,000

Chairman of Nominating and Corporate Governance Committee Annual Retainer	$3,000

Other Nominating and Corporate Governance Committee Member Annual Retainer	$2,000

Stock Ownership Program

On April 13, 2005, the Board of Directors approved a stock ownership program applicable to the Company’s executive officers and non-employee directors to encourage ownership of the Company’s common stock for those participants. Under the program, voluntary purchases of the Company’s common stock by executive officers are matched by the Company in the form of a grant of restricted shares equal to 50% of those purchased in the open market up to a maximum of 5,000 shares of matching restricted stock per participant per year, which shares shall vest at rate of 33% annually over a three year term. In addition, any unvested matching shares granted by the Company will be forfeited if the shares that were matched are sold.

[1]	The options are to be granted at the Company’s annual meeting each year and vest at a rate of 8.33% monthly over a one year term.
[2]	The restricted stock is to be granted at the Company’s annual meeting each year and the Company’s repurchase option with respect to these shares of restricted stock lapses at rate of 8.33% monthly over a one year term.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

10.1	Change in Control Severance Agreement between the Company and Edward J. Borey, dated April 19, 2005

10.2	Form of Change in Control Severance Agreement between the Company and certain officers of the Company (including Dale Bastian)

99.1	Press Release of the Company dated April 19, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATCHGUARD TECHNOLOGIES, INC.

Date: April 19, 2005	By:	/s/ James A. Richman
	Name:	James A. Richman
	Its:	Interim Chief Financial Officer

INDEX TO EXHIBITS

10.1	Change in Control Severance Agreement between the Company and Edward J. Borey, dated April 19, 2005

10.2	Form of Change in Control Severance Agreement between the Company and certain officers of the Company (including Dale Bastian)

99.1	Press Release of the Company dated April 19, 2005